A&R Non-Employee Director Compensation Each non-employee director is eligible to receive annual cash retainers for their service on our board of directors and committees. Each non-employee director will earn $50,000 per year for general service on the Board as well as the following additional annual cash retainers for their board committee service: • Audit o Chair: $25,000 o Committee Member: $15,000 • Compensation Committee: o Chair: $20,000 o Committee Member: $10,000 • Nominating and Corporate Governance: o Chair: $10,000 o Committee Member: $5,000 • Government Security: o Chair: $32,500 o Committee Member: $22,500 The Compensation Committee will approve a grant to each non-employee director on or after the completion of the Company’s initial public offering of an annual award of restricted stock units valued at $250,000 (the “Equity Award”). The Equity Award will be granted on or as soon as reasonably practicable after the date of the non- employee director’s appointment or election, and thereafter on or as soon as reasonably practicable after the date of each of our annual stockholder meetings provided that such director continues to serve on our Board after such meeting. Subject to the non-employee director’s continuous service, the Equity Award will vest in full over a one- year period, with an Equity Award granted between annual stockholder meetings to a newly-appointed director pro- rated to reflect the portion of the year that the director will serve on the Board. The Equity Award will vest in full if we are subject to a change in control prior to the termination of the non-employee directors’ continuous service. In lieu of the Equity Award described above, the Security Director and Chair of the Government Security Committee in accordance with The Committee on Foreign Investment in the United States National Security Agreement (“NSA”) that the Company entered into with the U.S. government in February 2022, will receive an additional cash payment in connection with his appointment, with such cash payment equal to $250,000, pro-rated to reflect the portion of the year that the Security Director will serve on the Board. We reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at board or committee meetings.